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                                                                        EX-99(N)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this registration statement on Form N-2 (the "Registration Statement") of our report dated October 21, 2003, relating to the financial statements and financial highlights appearing in the August 31, 2003 Annual Report to Shareholders of Columbia Floating Rate Fund (formerly Liberty Floating Rate Fund) and Columbia Floating Rate Limited Liability Company (formerly Stein Roe Floating Rate Limited Liability Company), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants of the Fund and Portfolio" in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 31, 2003